Exhibit 10.17

ORACLE CORPORATION

AMENDED AND RESTATED

2020 EQUITY INCENTIVE PLAN

U.S. NON-QUALIFIED STOCK OPTION AGREEMENT

FOR U.S. EMPLOYEES

Granted To: <Optionee Name>

Number of Options: <Options Granted>

Grant Date: <Grant Date>

Vesting Schedule: 25% per year over 4 years, beginning 1 year from: <Grant Date>

Exercise Price: <Exercise Price>

Expiration Date: <Expiration Date> [Expiration date will be 10 years from grant date]

Accept by Date: 7 Months from <Grant Date>

1.
Grant. Oracle Corporation (the “Company”) has granted to the optionee named above (“Optionee”) a U.S. non-qualified option (the “Option”) to purchase the total number of shares of Common Stock set forth above (the “Shares”). The Shares may be purchased at the exercise price per share set forth above (the “Exercise Price”). This Option is subject to the terms set forth below in this stock option agreement (the “Award Agreement”), the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Plan”) and the Oracle Corporation Equity Award Transfer and Leave Policy (the “Policy”). In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.
2.
Restrictions on Exercise. Subject to the terms of the Plan, this Award Agreement and the Policy, the Option shall vest in accordance with the Vesting Schedule set forth above, subject to Optionee’s continuous employment with the Company or an Affiliate (the “Employer”) through the applicable vesting date, and may be exercised once vested, provided that in no event may the Option be exercised after the Expiration Date noted above.
3.
Termination of Service.
a)
In the event of the termination of Optionee’s employment relationship with the Employer (excluding a transfer to the Company or any Affiliate), for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any, and other than due to Optionee’s death, this Option shall cease vesting, and any portion of the Option that has not vested shall immediately terminate. Optionee’s employment relationship shall be considered to have terminated (without regard to any notice period, e.g., a period of “garden leave” or similar period pursuant to local law or as may be required by the terms of an employment agreement) and Optionee to have ceased to be employed by the Company or its Affiliate, on the earliest of:
(1)
the date on which the Employer delivers to Optionee notice terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Optionee is transferring employment to the Company or any Affiliate;

(2)
the date on which Optionee delivers notice to his or her Employer that Optionee is terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Optionee is transferring employment to the Company or any Affiliate;
(3)
the date on which Optionee ceases to provide services to the Employer, except where Optionee is on an authorized leave of absence; or
(4)
the date on which Optionee ceases to be considered an “employee” under applicable laws (such termination, a "Termination" and such termination date, the "Termination Date," in each case as further defined in the Plan).
b)
In the event of Optionee’s Termination with the Employer, for any reason except death or Disability, this Option may be exercised to the extent (and only to the extent) that it would have been exercisable as of the Termination Date, within three (3) months after the Termination Date, but in any event no later than the Expiration Date. The Termination Date for purposes of this Award Agreement and any right to exercise this Option post-termination shall not be extended by any notice period mandated under local law, by contract or otherwise and shall be determined in accordance with Section 3(a) herein.
c)
In the event of Optionee’s Termination with the Employer, due to Optionee’s Disability, this Option may be exercised to the extent (and only to the extent) specified in the Plan.
d)
In the event of Optionee’s Termination with the Employer due to Optionee’s death, this Option shall vest (if at all) with respect to the same number of Shares underlying the Option as would have vested had Optionee remained employed by the Employer through the first vesting date (pursuant to the Vesting Schedule) that next follows Optionee’s death, but the Option shall be forfeited with respect to all other Shares underlying the unvested portion of the Option. Upon Optionee’s death (or Optionee’s death within three (3) months of the Termination Date), the vested portion of the Option may be exercised by Optionee’s legal representative within twelve (12) months after Optionee’s death, but in any event, no later than the Expiration Date, provided that such person provides proof, to the Company’s satisfaction, of his or her entitlement to act on behalf of Optionee’s estate.

The committee of the Board of Directors of the Company administering the Plan (the “Committee”) shall have discretion to determine whether Optionee has experienced a Termination, and the Termination Date.

In addition, subject to applicable laws, the Committee in its sole discretion may suspend vesting of the Award if Optionee takes a leave of absence from employment with the Company or any Affiliate.

4.
Manner of Exercise; Automatic Exercise; Consideration.
a)
The Option may be exercised by delivery to the Company of the stock option exercise agreements in the form then approved by the Committee, stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements, as may be required by the Company to comply with applicable laws, together with payment in a form allowed under the Plan. The current forms of stock option exercise form and stock option exercise notice and agreement (the “Exercise Agreement”) are available upon request by emailing stock_us@oracle.com.
b)
The Company, at its discretion, may implement an automatic exercise feature pursuant to which the Option will be automatically exercised on the Expiration Date (or on the last Trading Day immediately prior to the Expiration Date if the Expiration Date is not a Trading Day) (the “Automatic Exercise Date”) if (i) Optionee has not exercised the Option prior to the Automatic Exercise Date, (ii) the Fair

Market Value of a Share on the Automatic Exercise Date exceeds the Exercise Price per Share by an amount equal to or more than the value of one Share on the Automatic Exercise Date, and (iii) Optionee has not specified in writing that Optionee does not want to exercise the Option. If the Company elects to implement this automatic exercise feature, it shall do so according to such procedures as the Company shall specify from time to time; provided, however, that the Company shall not apply the automatic exercise to the Option in circumstances where the Company determines, in its sole discretion, that it is not feasible or advisable due to legal or administrative reasons. Therefore, Optionee should not rely on this feature.
c)
Due to administrative restrictions, paying the Exercise Price by means of the surrender of Shares having a Fair Market Value equal to the applicable Exercise Price of the Option is not an available method of paying the exercise price under this Award Agreement.
5.
No Stockholder Rights. Optionee shall have no rights as a stockholder of the Company unless and until the Option has been exercised and Shares have been issued to Optionee. The Shares underlying Options do not carry voting rights or rights to cash dividends. No adjustments will be made for dividends or other rights of a stockholder for which the record date is prior to the date of issuance of the stock certificate or book entry evidencing such Shares.
6.
Compliance with Laws and Regulations. The Option and the issuance and transfer of Shares thereunder shall be subject to compliance by the Company and Optionee with all applicable requirements of federal, state, local or non-U.S. securities, exchange control and other laws and with all applicable requirements of any stock exchange or national market system on which the Common Stock may be listed at the time of such issuance or transfer.
7.
Transferability of Option. This Option may not be transferred in any manner other than (i) by will, (ii) by the laws of descent and distribution or (c) if applicable, by proof to the Company’s satisfaction, in the event of Optionee’s death, that the beneficiary is entitled to receive the Option; provided however, that a U.S. Optionee may transfer a vested portion of the Option for no consideration to or for the benefit of one or more members of Optionee’s Immediate Family (including, without limitation, to a trust for the benefit of Optionee’s Immediate Family) (a “Transferee”), subject to such limits as the Committee may establish, and such Transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. Optionee will continue to be treated as the holder of the Option for purposes of the Company’s record keeping and for other purposes deemed appropriate by the Company, including the right to consent to amendments to this Award Agreement, notwithstanding that the economic benefits and dispositive control have been transferred to the Transferee. Optionee agrees, on behalf of each Transferee, to exercise the Option upon the direction and arrangement of payment by such Transferee and further agrees to forward all information provided by the Company (including but not limited to those required under the U.S. securities laws) with respect to the Option to the Transferee. In the discretion of the Committee, the foregoing right to transfer shall apply to the right to transfer ancillary rights associated with the Option. The term “Immediate Family” shall mean Optionee’s spouse, qualified same-sex domestic partner, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include Optionee). Optionee acknowledges that Optionee will continue to be liable for any Tax-Related Items (as defined in Section 9 below).
8.
Tax Consequences. The general U.S. federal income tax consequences of the grant, vesting, exercise and transfer of the Option, as well as upon disposition of the Shares following exercise, are set forth in the Plan prospectus made available at the Company’s web site at:

https://mysites.oracle.com/global-stock-services/.

If Optionee is subject to tax in any other country besides the U.S., the tax treatment in the other country may differ from that reflected in the Plan prospectus. A description of the tax consequences related to the

Option in applicable jurisdictions outside the U.S. is set forth in the applicable Country Specific Tax Information Supplements made available at the Company’s website referenced above.

9.
Responsibility for Taxes. Optionee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax (including U.S. federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee or deemed by the Company or the Employer in its discretion to be an appropriate charge to Optionee even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Optionee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, if Optionee is not an Insider, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations or rights with regard to all Tax-Related Items, if any, by withholding from proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization without further consent). Alternatively, the Company and/or Employer, or their respective agents, in their sole discretion and pursuant to such procedures as they may specify from time to time, may satisfy their withholding obligations or rights with regard to all Tax-Related Items, if any, by one or a combination of the following:

(i) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or Employer;

(ii) withholding in Shares subject to the exercised Option; or

(iii) any other method determined by the Company and permitted under applicable law.

Notwithstanding the foregoing, if Optionee is an Insider, the Company will satisfy the obligations with regard to all Tax-Related Items by withholding Shares otherwise issuable upon exercise of the Option, unless the use of such withholding method is prevented by applicable laws or has adverse tax or accounting consequences, in which case Optionee may: (A) elect to have the Company or Employer withhold from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer; or (B) elect to have the Company withhold from proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization).

The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including up to the maximum rate applicable in Optionee’s jurisdiction(s). If the application of the withholding rate leads to over-withholding, Optionee may receive a refund of any over-withheld amount in cash from the Company or the Employer and will have no entitlement to the equivalent amount in Shares or, if not refunded, Optionee may be able to seek a refund from the local tax authorities. If the application of the withholding rate leads to under-withholding, Optionee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or Employer.

Further, if the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Optionee will be deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Optionee’s participation in the Plan.

Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares or the proceeds from the sale of Shares if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this section.

10.
Nature of the Grant. By entering into this Award Agreement and accepting the grant of an Option evidenced hereby, Optionee acknowledges that:
a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan and this Award Agreement;
b)
the Plan is operated, and the Options are granted, solely by the Company, and only the Company is a party to this Award Agreement; accordingly, any rights Optionee may have under this Award Agreement may be raised only against the Company but not any Affiliate (including, but not limited to, the Employer);
c)
no Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Optionee under this Award Agreement;
d)
the grant of the Option is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
e)
all decisions with respect to future grants, if any, will be at the sole discretion of the Company;
f)
Optionee’s participation in the Plan shall not create a right to further employment with the Employer;
g)
Optionee’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Employer to terminate Optionee’s employment relationship at any time;
h)
Optionee’s participation in the Plan is voluntary;
i)
the Option and the Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits (including the 401(k) Savings and Investment Plan and the Deferred Compensation Plan) or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate;
j)
the Option and the Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;
k)
the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, and if Optionee exercises the Option and obtains Shares, the value of those Shares may increase or decrease, even below the Exercise Price;
l)
if the underlying Shares do not increase in value, the Option will have no value;
m)
the vesting of any Option ceases upon Termination of the employment relationship as described in Section 3 of this Award Agreement, except as may otherwise be explicitly provided in the Plan;
n)
unless otherwise agreed with the Company, this Option and the Shares subject to this Option, and the income from and value of same, are not granted as consideration for, or in connection with, any service Optionee may provide as a director of any Affiliate;
o)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the Termination of Optionee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any) or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law; and
p)
unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.
11.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the underlying Shares. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.
Data Privacy Notice. In order to administer Optionee’s participation in the Plan and for the performance of this Award Agreement, the Employer, the Company and any Affiliate may process Optionee’s Personal Information (as defined below).

Personal information of an Optionee may include Optionee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, passport number, job title, any Shares or directorships held in the Company, details of all options, restricted stock units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Personal Information”).

Personal Information will be shared with the Company’s stock plan service provider, Fidelity, or such other stock plan service provider or broker as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Personal Information will be held during the term of this Award Agreement and as further specified in the Oracle Records Retention Policy. Personal Information is required by the Company to enter into and perform the Award Agreement and to administer the Plan, and the Company would not be able to grant Optionee options, restricted stock units or other equity awards or administer or maintain such awards if Personal Information is not provided by Optionee.

Optionee is referred to Oracle’s Internal Privacy Policy, available at:

https://oracle.sharepoint.com/sites/global-legal/SitePages/Legal-Policies.aspx and to Fidelity’s Privacy Policy, available at https://www.fidelity.com/privacy-policy, for additional details on the processing of its Personal Information.

13.
Entire Agreement. The Plan made available at the Company’s web site at https://mysites.oracle.com/global-stock-services/is incorporated herein by reference. This Award Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. The Committee may amend this Award Agreement and the Plan from time to time. Optionee understands and agrees that the terms of the Option can only be amended in writing. Optionee agrees that the terms of the Plan govern the Option and that all interpretations and determinations made by the Company or the Committee with respect to the Plan and this Award Agreement shall be final and binding on all persons.
14.
Governing Law and Venue. The Option and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in the United States, without regard to such state’s conflict of laws rules. Unless Optionee is subject to a mutual agreement to arbitrate with the Company, Optionee agrees to institute any legal action or legal proceeding relating to this Award Agreement or the Plan in state court in San Mateo County, California or in federal court in San Francisco, California, United States of America, and no other courts, where this grant is made and/or to be performed. Optionee agrees to submit to the jurisdiction of and agrees that venue is proper in the aforesaid courts in any such action or proceeding and waives, to the fullest extent permitted by law, any objection that the laying of venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.
15.
Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.
16.
Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.
Recoupment. As an additional condition of receiving this Option, Optionee agrees that this Option and any benefits or proceeds therefrom that Optionee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Section 303A.14 of the New York Stock Exchange Listed Company Manual as may be reflected in a recoupment or “clawback” policy adopted by the Company, as may be amended from time to time, or otherwise, and (ii) under the terms of any policy adopted by the Company, as may be amended from time, to facilitate the Company’s objectives related to eliminating or reducing fraud, misconduct, wrongdoing, or violations of law by an employee or other service provider or related to improving the Company’s governance practices or similar considerations (and the provisions contained in a policy contemplated under sub-clause (i) and (ii) shall be deemed incorporated into this Award Agreement without Optionee's additional or separate consent). Further, if Optionee receives any amount in excess of what Optionee should have received under the terms of this Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then Optionee shall be required to promptly repay any such excess amount to the Company. In addition, if at any time after the vesting of the Option, the Committee determines that Optionee committed any act or omission that would constitute Cause while Optionee was employed by the Company or an Affiliate, the Company may require Optionee to repay to the Company all amounts received under this Award Agreement.

18.
Country-Specific Provisions. If Optionee relocates to a non-U.S. country or territory, special terms for such new country will apply to him or her, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reasons. As a result, Optionee should review the specific terms/notifications that apply to him or her in his or her particular country to which he/she transfers. These country specific alerts/notifications are available at the Company’s web site at:
https://mysites.oracle.com/global-stock-services/.
19.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.
Waiver. Optionee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Optionee or any other Participant.
21.
Acceptance. By clicking on the “Accept” button, Optionee accepts the Option and agrees to be bound by its terms as set forth in the Plan and this Award Agreement. If Optionee does not acknowledge acceptance of the Option within seven (7) months of the Grant Date, the Option will be cancelled.

These terms apply to grants made on or after July 31, 2025.